LIMITED POWER OF ATTORNEY

We, the undersigned Trustees of MADISON FUNDS, a Delaware statutory trust, hereby severally constitute and appoint STEVEN J. FREDRICKS as our true and lawful attorney, with full power to sign for us and in our name and in the capacities indicated below, the Registration Statement on Form N-14, relating to the proposed reorganization of the Madison Large Cap Value Fund into the Madison Dividend Income Fund and any and all amendments (including pre-effective and post-effective amendments) to said Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, with the securities commissioner of any state, or with other regulatory authorities, granting unto him, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratify and confirm that said attorney may lawfully do or cause to be done by virtue thereof. This Limited Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware. Furthermore, the execution of this Limited Power of Attorney is not intended to, and does not revoke any prior powers of attorney granted by the undersigned.
The undersigned Trustees hereby execute this Limited Power of Attorney, which may be executed in multiple counterparts, all of which together shall constitute one original, as of the date set forth below.

Signature	Title	Date

/s/ Steven P. Riege	Trustee	May 26, 2020
Steven P. Riege

/s/ James R. Imhoff	Trustee	May 26, 2020
James R. Imhoff

/s/ Richard E. Struthers	Trustee	May 23, 2020
Richard E. Struthers

/s/ Carrie J. Thome	Trustee	May 29, 2020
Carrie J. Thome

/s/ Scott C. Jones	Trustee	May 26, 2020
Scott C. Jones